Exhibit 99.1

Investor Relations
314/994-2916

FOR IMMEDIATE RELEASE

Arch Resources Reports Fourth Quarter 2021 Results

Reports record quarterly earnings

Restores balance sheet to pre-pandemic strength

Announces robust, new capital return program

ST. LOUIS, February 15, 2022 – Arch Resources, Inc. (NYSE: ARCH) today reported net income of $226.6 million, or $11.92 per diluted share, in the fourth quarter of 2021, compared with a net loss of $78.5 million, or $5.17 per diluted share, in the prior-year period. Arch’s fourth quarter 2021 results included a non-cash charge of $24.2 million, or $1.27 per diluted share (based on fourth quarter diluted shares outstanding), related to the sale of its equity ownership in Knight Hawk Holdings, LLC (“Knight Hawk”), a thermal coal producer in Illinois. Arch had adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations (ARO), and non-operating expenses (“adjusted EBITDA”) 1 of $304.4 million in the fourth quarter of 2021, which included a $31.3 million non-cash mark-to-market gain associated with its coal-hedging activities. This compares to $4.1 million of adjusted EBITDA in the fourth quarter of 2020, which included a $2.0 million non-cash mark-to-market loss associated with its coal-hedging activities. Revenues totaled $805.7 million for the three months ended December 31, 2021, versus $360.6 million in the prior-year quarter.

In the fourth quarter of 2021, Arch made significant progress on numerous strategic priorities and objectives:

•	Delivered a record gross margin in its core metallurgical segment, nearly doubling the previous record achieved in Q3 2021;

•	Made significant progress in the ramp towards normalized production levels at the new Leer South mine, where productivity is now approaching full-year 2022 budgeted levels;

•	Generated high levels of cash in its legacy thermal segment, while driving ahead with efforts to streamline its operational footprint and reduce final mine closure liabilities;

•	Restored the balance sheet to pre-pandemic strength and a near net debt neutral status by paying down $277.0 million of debt – or nearly 50 percent of its total indebtedness – in the fourth quarter and early 2022;

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

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•	Announced a robust, new capital return program set to launch in the second quarter of 2022; and

•	Achieved a perfect regulatory and water compliance record, furthering its strong execution against key environmental, social and governance (ESG) metrics.

“As we reflect on 2021, we are incredibly proud of the progress the team has made to transform the company and set the stage for long-term growth and value creation,” said Paul A. Lang, Arch’s CEO and president. “We have dramatically enhanced our core metallurgical portfolio with the on-time and on-budget startup and successful ramp of Leer South, and taken significant steps to enhance the value of our legacy thermal assets by locking in a highly advantageous book of contract business, shrinking the company’s thermal operating footprint, and setting in motion the pre-funding of Arch’s long-term thermal mine closure obligations.”

“As we progress into 2022, the stage is set for even greater advances on our strategic priorities,” Lang added. “With our world-class asset base, top-tier marketing and logistics expertise, and high-performing workforce, Arch is exceptionally well-positioned to capitalize on expanding global steel demand and the buildout of a new, low-carbon economy. We look forward to putting these strengths to work to generate substantial, long-term value for all Arch stakeholders while continuing to build on our industry-leading ESG performance.”

Capital Allocation

“Since December 2021, we have deployed Arch’s increasing cash position to restore the balance sheet to pre-pandemic strength, paying off nearly all of the company’s term loan and achieving a near net debt neutral status,” Lang continued. “Given this material improvement in Arch’s financial position, the board is pleased to announce the resumption of a robust, multi-faceted capital return program that should drive significant incremental value for Arch’s stockholders.”

During the first phase of its capital return program, from May 2017 through April 2020, Arch returned more than $900 million to stockholders via recurring quarterly dividends and the repurchase of approximately 40 percent of the company’s shares outstanding. Arch paused the program in April 2020 in the face of pandemic-related market weakness to preserve capital resources for the completion of the Leer South buildout. Through the addition of Leer South, Arch believes it has significantly increased its future cash-generating capabilities and capital return potential.

Arch plans to relaunch its capital return program in the second quarter of 2022 using an allocation model that it believes will deliver significant value to its stockholders. Under this model, Arch plans to return to stockholders approximately 50 percent of the prior quarter’s discretionary cash flow – defined as cash flow from operations minus capital expenditures and contributions to the new thermal mine reclamation fund discussed later in this release – via a variable quarterly cash dividend in conjunction with its existing fixed quarterly cash dividend. Arch intends to retain the remaining 50 percent of the prior quarter’s discretionary cash flow for use in share buybacks, special dividends, the repurchase of potentially dilutive securities, and/or capital preservation.

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“Our success in restoring the balance sheet to pre-pandemic strength less than six months after the completion of Leer South is clear evidence of the significant and expanding cash-generating capabilities of our core metallurgical segment, as well as the robust supplemental contributions of Arch’s legacy thermal platform,” Lang said. “We expect these same capabilities to drive additional value as we resume a full-scale capital return program, using an allocation model that is balanced, durable and well-aligned with stockholder interests and preferences.”

Arch plans to implement this new capital return model in the second quarter based on first quarter results. The company expects to pay its new variable quarterly cash dividend and its continuing fixed quarterly cash dividend simultaneously, subject to board approval and declaration, on the same schedule it currently pays its fixed quarterly dividend.

In advance of the second quarter implementation of the new capital return program, the Arch board has declared a quarterly cash dividend payment of $0.25 per share payable on March 15, 2022 to stockholders of record on February 28, 2022.

Arch currently has $222.6 million of authorization remaining under its existing share repurchase program.

Financial and Liquidity Update

Arch ended the quarter with cash, cash equivalents and short-term investments of $339.7 million and total liquidity of $389.9 million.  Working capital built markedly throughout the fourth quarter, with the company’s accounts receivable balance increasing by $98.1 million.  With the recent receipt of payments for several late-year shipments, Arch has experienced meaningful growth in its cash balance subsequent to year-end.

Arch repurchased $5.0 million of its term loan in December and repaid an incremental $271.3 million subsequent to the end of the year, with approximately $81.3 million of this total being repurchased at a small discount to par. Arch plans to leave outstanding the remaining $9.5 million of the term loan – which matures in March 2024 – as certain terms and conditions governing the term loan are incorporated into other outstanding Arch indebtedness. The company has no other debt maturities before 2025.

“Given prevailing market conditions in both coking and thermal coal markets, we are extremely well-positioned to enhance stockholder value while preserving the financial flexibility to manage through future market downturns,” said Matthew C. Giljum, Arch’s chief financial officer.

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Strategic Plan for Legacy Thermal Assets

During the fourth quarter, Arch continued to deliver on its dual objectives of driving forward with an accelerated reclamation plan at its legacy thermal operations, while simultaneously harvesting cash from these assets.

Over the course of 2021, the company reduced the asset retirement obligation at its Powder River Basin operations by $40.6 million, or more than 20 percent – from $189.8 million at year-end 2020 to $149.2 million at year-end 2021.

In addition, the thermal segment again delivered strong segment-level EBITDA totaling $68.1 million in the fourth quarter while continuing to apply rigorous capital discipline. Since initiating its thermal harvest strategy in the fourth quarter of 2016, Arch’s thermal segment has generated $904.7 million in segment-level EBITDA, while expending just $110.0 million of capital.

New Thermal Mine Reclamation Fund

Following cooperative discussions with its surety bond providers, Arch has created and implemented a thermal mine reclamation fund that it plans to use to pre-fund and defease the long-term mine closure and reclamation obligations of its Powder River Basin thermal operations. Arch made an initial $20 million cash contribution to this fund during the fourth quarter of 2021. The company is targeting an ultimate funding level generally in line with the company’s asset retirement obligation for these assets.

“We intend to make significant contributions to the thermal mine reclamation fund during 2022, reflecting the strong anticipated cash flows from our thermal assets and the clearly expressed expectations of our surety bond providers,” Giljum added.

Arch expects its Powder River Basin asset retirement obligation to remain relatively stable during 2022, as projected accretion is anticipated to be largely offset by ongoing final reclamation work. Based on current market conditions, Arch believes it could contribute as much as $100 million to the new thermal mine reclamation fund during 2022. As a result, Arch believes it could finish 2022 with a Powder River Basin asset retirement obligation that – net of the projected year-end 2022 balance in the new reclamation fund – totals $30 million or less.

Arch Sells its Stake in Knight Hawk

During the fourth quarter, Arch sold its 49.5 percent equity interest in Knight Hawk Holdings to its longstanding partners in Knight Hawk for $38.0 million. Arch received $20.5 million of the sale price during the fourth quarter of 2021 and expects to receive the remainder in monthly installments through 2024. Arch also expects to continue to receive royalty income from Knight Hawk on active coal leases.

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“We have enjoyed a strong and productive relationship with the Carter, Bunn and Robertson families over the past 15 years, and continue to believe in Knight Hawk’s exceptional team, low-cost asset base and sustainability-driven operating philosophy,” Lang said. “While this transaction represents the right move for Arch at this time, we believe that Knight Hawk is well-positioned for continued success, even in a highly competitive thermal market environment.”

The transaction resulted in a $24.2 million non-cash charge that is included in the company’s fourth quarter 2021 results.

Environmental, Social and Governance Update

During the fourth quarter, Arch maintained its exemplary environmental, social and governance (ESG) performance, extending its exceptional environmental compliance performance and finishing the year with a perfect record in two critical metrics. Arch recorded zero environmental violations in 2021, as well as zero water quality exceedances against 134,000 measurements at 600 discharge points. In the essential area of mine safety, Arch’s operations achieved a lost-time incident rate of 1.01 per 200,000 employee-hours worked in 2021, which was more than two times better than the industry average.

Arch also continued its strategic pivot towards steel and metallurgical markets during 2021, reducing its thermal coal asset base via the Knight Hawk sale; shrinking its Powder River Basin asset retirement obligation; making an initial payment into the new thermal mine reclamation fund; and becoming the first and only U.S. coal company to join ResponsibleSteelTM as part of its ongoing efforts to support the ESG objectives of its global steel-producing customers.

“As a responsible member of the industry and a proud leader in accountable operations, we remain sharply focused on our continuing strategic pivot towards steel and metallurgical markets,” Lang said.

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Operational Update

“During the quarter, the operations team made tremendous strides in ramping the new Leer South mine towards full production levels,” said John T. Drexler, Arch’s chief operating officer. “While we are enthusiastic about the great progress we achieved on that front, the ramp-up process along with short-term cost increases at our other metallurgical mines resulted in significant upward pressure on our core metallurgical segment’s cost performance. We are intent on bringing those costs back into line during the first half of 2022, and fully expect steadily increasing productivity rates at Leer South and improving execution across the full portfolio to counter-balance expected inflationary pressures and higher sales-sensitive costs related to the currently strong pricing environment.”

	Metallurgical
	4Q21	3Q21	4Q20
Tons sold (in millions)	2.0	2.0	1.8
Coking	1.9	1.8	1.4
Thermal	0.1	0.2	0.3
Coal sales per ton sold	$198.26	$128.77	$72.18
Coking	$206.28	$137.99	$83.97
Thermal	$24.99	$30.07	$19.31
Cash cost per ton sold	$86.38	$68.84	$63.59
Cash margin per ton	$111.88	$59.93	$8.59

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures." Mining complexes included in this segment are Leer, Leer South, Beckley and Mountain Laurel.

The metallurgical segment’s more than 50-percent increase in average sales realization versus third quarter 2021 levels more than counterbalanced a higher average unit cost and drove a near-doubling in cash margin per ton during the quarter.

	Thermal
	4Q21	3Q21	4Q20
Tons sold (in millions)	18.8	19.0	14.1
Coal sales per ton sold	$15.41	$13.38	$13.50
Cash cost per ton sold	$11.84	$10.70	$12.52
Cash margin per ton	$3.57	$2.68	$0.98

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures." Mining complexes included in this segment are Black Thunder, Coal Creek and West Elk.

The thermal segment achieved a 15-percent increase in average sales realization versus the third quarter of 2021, driving a 33-percent increase in average cash margin.

Marketing Update

Coking coal market fundamentals remain highly advantageous, with Arch’s primary metallurgical product, High-Vol A, being assessed at $390 per metric ton on the U.S. East Coast at present. Hot metal production has continued its strong rebound post the pandemic, with world output excluding China up 11 percent in 2021 versus 2020 and back above the pre-pandemic year of 2019. Notably, the Chinese steel industry now appears to be returning to expansion mode as well after taking steps to moderate output in the second half of 2021, and – just as significantly – remains highly active in seaborne coking coal markets. In fact, China imported more seaborne coking coal in the second half of 2021 than in the comparable period of 2020, despite the policy-driven lockout of Australian volumes. The Indian steel sector has also resumed its strong upward trajectory, finishing 2021 with 71.3 million tons of coking coal imports, which was 26 percent higher than 2020 levels and 16 percent above 2019 totals.

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Just as significantly, the coking coal supply response to the robust recovery in coking coal prices remains muted. Australian coking coal production ticked down in 2021 versus 2020, and finished the year 10 percent below 2019 levels. Ongoing challenges related to COVID-19 as well as heavy rainfall in December appear to be dampening production expectations for the outset of 2022 as well. In the United States, production has fared better, recovering meaningfully from 2020 levels, but continues to lag pre-pandemic levels significantly. Canadian coking coal exports were lower versus 2020 and down markedly when compared to 2019.

In its core coking coal segment, Arch had sold as of year-end a total of 3.9 million tons of coking coal for delivery in 2022, with 0.2 million tons sold into North American markets at market-based pricing; 0.3 million tons sold into North American markets at a fixed price of $201.56 per short ton at the mine, which includes a small amount of carryover tonnage from 2021; 3.0 million tons sold into seaborne markets at market-based pricing; and 0.4 million tons sold into seaborne markets at a fixed price of $134.17, with roughly half of that total committed in early 2021, when pricing was still under significant pressure, for delivery in the steel year running from Q2 2021 through Q1 2022.

In its legacy thermal segment, Arch has further flexed up its production plans for its Powder River Basin operations in response to continued strength in domestic thermal markets.  Arch has now sold a total of 76 million tons of Powder River Basin coal for delivery in 2022, at an average selling price of $16.30 per ton, and has little if any volume left to sell for the current year.  In addition, Arch has built a significant book of Powder River Basin business for 2023 and established a solid foundation for future periods as well.  Arch is also fully committed at its West Elk mine in Colorado for 2022, and is approaching sold-out status for 2023 as well.

	2022
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	9.0	-	9.8
Thermal	72.0	-	78.0
Total	81.0		87.8

Metallurgical (in millions of tons)
Committed, Priced Coking North American			0.3	$201.56
Committed, Unpriced Coking North American			0.2
Committed, Priced Coking Seaborne			0.4	$134.17
Committed, Unpriced Coking Seaborne			3.0
Total Committed Coking			3.9

Committed, Priced Thermal Byproduct			0.3	$24.85
Committed, Unpriced Thermal Byproduct			0.1
Total Committed Thermal Byproduct			0.4

Average Metallurgical Cash Cost				$68.00 - $78.00

Thermal (in millions of tons)
Committed, Priced			75.4	$17.17
Committed, Unpriced			3.4
Total Committed Thermal			78.8
Average Thermal Cash Cost				$12.70 - $13.70

Corporate (in $ millions)
D,D&A	$140.0	-	$147.0
ARO Accretion	$18.0	-	$21.0
S,G&A - cash	$67.0	-	$72.0
S,G&A - non-cash	$18.0	-	$22.0
Net Interest Expense	$20.0	-	$26.0
Capital Expenditures	$150.0	-	$160.0
Tax Provision (%)	Approximately 0%

Note: The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include transportation costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. In addition, the impact of hedging activity related to commodity purchases that do not receive hedge accounting and idle and administrative costs that are not included in a reportable segment are additional reconciling items for Segment cash cost per ton sold. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $10 million and $20 million in 2022.

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Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship. Arch Resources from time to time utilizes its website – www.archrsc.com – as a channel of distribution for material company information. To learn more about us and our premium metallurgical products, go to www.archrsc.com.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “should,” “appears,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from the COVID-19 pandemic, including its adverse effects on businesses, economies, and financial markets worldwide; from the impact of COVID-19 on efficiency, costs and production; from changes in the demand for our coal by the steel production and electricity generation industries; from our ability to access the capital markets on acceptable terms and conditions; from policy, legislation and regulations relating to the Clean Air Act, greenhouse gas emissions, incentives for alternative energy sources, and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves, including the integration of our Leer South mine and its ramp-up to full production; from operational, geological, permit, labor, transportation, and weather-related factors; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to service our outstanding indebtedness, fund capital expenditures, and pay dividends or repurchase shares in accordance with our announced capital return program; from our ability to successfully integrate the operations that we acquire; from our ability to generate significant revenue to make payments required by, and to comply with restrictions related to, our indebtedness, including our ability to repurchase our convertible notes; from additional demands for credit support by third parties; from the loss of, or significant reduction in, purchases by our largest customers; from the development of future technology to replace coal with hydrogen in the steelmaking process; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

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Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Revenues	$805,697	$360,578	$2,208,042	$1,467,592

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	490,775	341,593	1,579,836	1,378,479
Depreciation, depletion and amortization	35,886	27,447	120,327	121,552
Accretion on asset retirement obligations	5,437	4,948	21,748	19,887
Change in fair value of coal derivatives and coal trading activities, net	(31,323)	1,956	(2,392)	5,219
Selling, general and administrative expenses	25,663	18,373	92,342	82,397
Costs related to proposed joint venture with Peabody Energy	-	149	-	16,087
Asset impairment and restructuring	-	45,009	-	221,380
Gain on property insurance recovery related to Mountain Laurel longwall	-	-	-	(23,518)
Loss (Gain) on divestitures	24,225	(136)	24,225	(1,505)
Other operating expense (income), net	16,169	(5,478)	4,826	(22,246)
	566,832	433,861	1,840,912	1,797,732

Income (loss) from operations	238,865	(73,283)	367,130	(330,140)

Interest expense, net
Interest expense	(10,752)	(4,532)	(23,972)	(14,432)
Interest and investment income	154	297	628	3,808
	(10,598)	(4,235)	(23,344)	(10,624)

Income (loss) before nonoperating expenses	228,267	(77,518)	343,786	(340,764)

Nonoperating (expenses) income
Non-service related pension and postretirement benefit costs	(1,087)	(808)	(4,339)	(3,884)
Reorganization items, net	-	-	-	26
	(1,087)	(808)	(4,339)	(3,858)

Income (loss) before income taxes	227,180	(78,326)	339,447	(344,622)
Provision for (benefit from) income taxes	574	199	1,874	(7)

Net income (loss)	$226,606	$(78,525)	$337,573	$(344,615)

Net income (loss) per common share
Basic earnings (loss) per share	$14.72	$(5.17)	$22.04	$(22.74)
Diluted earnings (loss) per share	$11.92	$(5.17)	$19.20	$(22.74)

Weighted average shares outstanding
Basic weighted average shares outstanding	15,392	15,181	15,318	15,153
Diluted weighted average shares outstanding	19,015	15,181	17,579	15,153

Dividends declared per common share	$0.25	$-	$0.25	$0.50

Adjusted EBITDA (A)	$304,413	$4,134	$533,430	$23,743

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$325,194	$187,492
Short-term investments	14,463	96,765
Restricted cash	1,101	5,953
Trade accounts receivable	324,304	110,869
Other receivables	8,271	3,053
Inventories	156,734	126,008
Other current assets	52,804	58,000
Total current assets	882,871	588,140

Property, plant and equipment, net	1,120,043	1,007,303

Other assets
Equity investments	15,403	71,783
Fund for asset retirement obligations	20,000	-
Other noncurrent assets	78,843	55,246
Total other assets	114,246	127,029
Total assets	$2,117,160	$1,722,472

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$131,986	$103,743
Accrued expenses and other current liabilities	167,304	155,256
Current maturities of debt	223,050	31,097
Total current liabilities	522,340	290,096
Long-term debt	337,623	477,215
Asset retirement obligations	192,672	230,732
Accrued pension benefits	1,300	2,879
Accrued postretirement benefits other than pension	73,565	94,388
Accrued workers’ compensation	224,105	244,695
Other noncurrent liabilities	81,689	98,906
Total liabilities	1,433,294	1,438,911

Stockholders' equity
Common Stock	255	253
Paid-in capital	784,356	767,484
Retained earnings	712,478	378,906
Treasury stock, at cost	(827,381)	(827,381)
Accumulated other comprehensive income (loss)	14,158	(35,701)
Total stockholders’ equity	683,866	283,561
Total liabilities and stockholders’ equity	$2,117,160	$1,722,472

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2021	2020
	(Unaudited)
Operating activities
Net income (loss)	$337,573	$(344,615)
Adjustments to reconcile to cash from operating activities:
Depreciation, depletion and amortization	120,327	121,552
Accretion on asset retirement obligations	21,748	19,887
Deferred income taxes	8	14,430
Employee stock-based compensation expense	20,539	17,435
Amortization relating to financing activities	6,549	5,599
Gain on property insurance recovery related to Mountain Laurel longwall	-	(23,518)
Loss (Gain) on disposals and divestitures, net	23,276	(3,727)
Reclamation work completed	(39,047)	(14,357)
Contribution to fund asset retirement obligations	(20,000)	-
Non-cash asset impairment and restructuring	-	198,007
Changes in:
Receivables	(212,950)	63,657
Inventories	(30,726)	(9,126)
Accounts payable, accrued expenses and other current liabilities	45,547	(46,066)
Income taxes, net	1,820	22,859
Other	(36,380)	39,089
Cash provided by operating activities	238,284	61,106

Investing activities
Capital expenditures	(245,440)	(285,821)
Minimum royalty payments	(1,186)	(1,248)
Proceeds from disposals and divestitures	21,228	1,007
Purchases of short-term investments	-	(120,624)
Proceeds from sales of short-term investments	87,486	158,708
Investments in and advances to affiliates, net	(3,303)	(1,549)
Proceeds from property insurance recovery related to Mountain Laurel longwall	-	23,518
Cash used in investing activities	(141,215)	(226,009)

Financing activities
Payments on term loan due 2024	(7,895)	(3,000)
Proceeds from equipment financing	19,438	53,611
Proceeds from tax exempt bonds	44,985	53,090
Proceeds from convertible debt	-	155,250
Purchase of capped call related to convertible debt	-	(17,543)
Net payments on other debt	(11,195)	(15,922)
Debt financing costs	(2,057)	(9,718)
Dividends paid	(3,830)	(8,245)
Payments for taxes related to net share settlement of equity awards	(4,840)	(2,195)
Proceeds from warrants exercised	1,175	-
Cash provided by financing activities	35,781	205,328

Increase in cash and cash equivalents, including restricted cash	132,850	40,425
Cash and cash equivalents, including restricted cash, beginning of period	193,445	153,020

Cash and cash equivalents, including restricted cash, end of period	$326,295	$193,445

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$325,194	$187,492
Restricted cash	1,101	5,953

	$326,295	$193,445

Arch Resources, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	December 31,	December 31,
	2021	2020
	(Unaudited)
Term loan due 2024 ($280.9 million face value)	$280,353	$288,033
Tax exempt bonds ($98.1 million face value)	98,075	53,090
Convertible Debt ($155.3 million face value)	121,617	115,367
Other	70,836	62,695
Debt issuance costs	(10,208)	(10,873)
	560,673	508,312
Less: current maturities of debt	223,050	31,097
Long-term debt	$337,623	$477,215

Calculation of net debt
Total debt (excluding debt issuance costs)	$570,881	$519,185
Less liquid assets:
Cash and cash equivalents	325,194	187,492
Short term investments	14,463	96,765
	339,657	284,257
Net debt	$231,224	$234,928

Arch Resources, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended December 31, 2021		Three Months Ended September 30, 2021		Three Months Ended December 31, 2020
	(Unaudited)		(Unaudited)		(Unaudited)
Metallurgical
Tons Sold	2.0		2.0		1.8

Segment Sales	$393.4	$198.26	$254.9	$128.77	$126.6	$72.18
Segment Cash Cost of Sales	171.4	86.38	136.3	68.84	111.5	63.59
Segment Cash Margin	222.0	111.88	118.6	59.93	15.1	8.59

Thermal
Tons Sold	18.8		19.0		14.1

Segment Sales	$289.0	$15.41	$254.5	$13.38	$190.0	$13.50
Segment Cash Cost of Sales	222.1	11.84	203.6	10.70	176.2	12.52
Segment Cash Margin	66.9	3.57	50.9	2.68	13.8	0.98

Total Segment Cash Margin	$288.9		$169.6		$28.8

Selling, general and administrative expenses	(25.7)		(21.1)		(18.4)
Other	41.2		(16.9)		(6.3)

Adjusted EBITDA	$304.4		$131.6		$4.1

Arch Resources, Inc. and Subsidiaries
Reconciliation of NON-GAAP Measures
(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated statements of operations, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended December 31, 2021	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statements of Operations	$455,610	$350,087	$-	$805,697
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	20,456	-	20,456
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	1	1
Transportation costs	62,235	40,639	(1)	102,873
Non-GAAP Segment coal sales revenues	$393,375	$288,992	$-	$682,367
Tons sold	1,984	18,759
Coal sales per ton sold	$198.26	$15.41

Quarter ended September 30, 2021	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statements of Operations	$295,291	$299,096	$25	$594,412
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	(502)	6,997	-	6,495
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	26	26
Transportation costs	40,845	37,565	(1)	78,409
Non-GAAP Segment coal sales revenues	$254,948	$254,534	$-	$509,482
Tons sold	1,980	19,025
Coal sales per ton sold	$128.77	$13.38

Quarter ended December 31, 2020	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statements of Operations	$151,875	$203,745	$4,957	$360,578
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	(29)	(2,266)	-	(2,294)
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	4,927	4,927
Transportation costs	25,306	16,059	30	41,395
Non-GAAP Segment coal sales revenues	$126,598	$189,952	$-	$316,550
Tons sold	1,754	14,073
Coal sales per ton sold	$72.18	$13.50

Arch Resources, Inc. and Subsidiaries
Reconciliation of NON-GAAP Measures
(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated statements of operations, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended December 31, 2021	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statements of Operations	$233,626	$262,726	$(5,577)	$490,775
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Transportation costs	62,235	40,639	(1)	102,873
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	(7,746)	(7,746)
Other (operating overhead, certain actuarial, etc.)	-	-	2,170	2,170
Non-GAAP Segment cash cost of coal sales	$171,391	$222,087	$-	$393,478
Tons sold	1,984	18,759
Cash cost per ton sold	$86.38	$11.84

Quarter ended September 30, 2021	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statements of Operations	$177,146	$241,158	$5,522	$423,826
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Transportation costs	40,845	37,565	(1)	78,409
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	4,012	4,012
Other (operating overhead, certain actuarial, etc.)	-	-	1,511	1,511
Non-GAAP Segment cash cost of coal sales	$136,301	$203,593	$-	$339,894
Tons sold	1,980	19,025
Cash cost per ton sold	$68.84	$10.70

Quarter ended December 31, 2020	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statements of Operations	$136,834	$192,430	$12,330	$341,593
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	188	-	188
Transportation costs	25,306	16,059	30	41,395
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	10,362	10,362
Other (operating overhead, certain actuarial, etc.)	-	-	1,938	1,938
Non-GAAP Segment cash cost of coal sales	$111,528	$176,183	$-	$287,711
Tons sold	1,754	14,073
Cash cost per ton sold	$63.59	$12.52

Arch Resources, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company's core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net income (loss)	$226,606	$(78,525)	$337,573	$(344,615)
Provision for (benefit from) income taxes	574	199	1,874	(7)
Interest expense, net	10,598	4,235	23,344	10,624
Depreciation, depletion and amortization	35,886	27,447	120,327	121,552
Accretion on asset retirement obligations	5,437	4,948	21,748	19,887
Costs related to proposed joint venture with Peabody Energy	-	149	-	16,087
Asset impairment and restructuring	-	45,009	-	221,380
Gain on property insurance recovery related to Mountain Laurel longwall	-	-	-	(23,518)
Loss (Gain) on divestitures	24,225	(136)	24,225	(1,505)
Non-service related pension and postretirement benefit costs	1,087	808	4,339	3,884
Reorganization items, net	-	-	-	(26)

Adjusted EBITDA	$304,413	$4,134	$533,430	$23,743
EBITDA from idled or otherwise disposed operations	(8,168)	5,167	2,469	15,858
Selling, general and administrative expenses	25,663	18,373	92,342	82,397
Other	(32,349)	2,046	(9,702)	3,359

Segment Adjusted EBITDA from coal operations	$289,559	$29,720	$618,539	$125,357

Segment Adjusted EBITDA
Metallurgical	221,439	15,286	442,830	91,322
Thermal	68,120	14,434	175,709	34,035

Total Segment Adjusted EBITDA	$289,559	$29,720	$618,539	$125,357